Exhibit 99.1

First Production PO for SATCOM Market Securing Stronger Second Half 2023

GREENSBORO, NC — September 06, 2023 — Guerrilla RF, Inc. (OTCQX: GUER), a leading provider of state-of-the-art radio frequency and microwave communications solutions, today announced the first production purchase order (PO) received from a Tier 1 satellite communications (SATCOM) company.

Since announcing entrance into the SATCOM market, Guerrilla RF has secured multiple design wins bringing the potential of 5G connectivity to enabled cellphones and equipment anywhere on the globe. Guerrilla RF has estimated the market opportunity for its chipset to be in excess of $560 million. Each satellite is estimated to include $20,000 to $40,000 worth of the Company’s chips.

The initial PO is for $360,000, with approximately $280,000 worth of chips requested for delivery by the end of the year. Based on current projections, the Company estimates 2024 sales to the SATCOM industry to exceed $1 million in gross revenue.

Due in part to the SATCOM order and previously announced design wins, the Company expects sales in the second half of the year to exceed the $7 million in gross revenue reported in the first half. Guerrilla RF believes it worked through the inventory overhang during the second half of 2022 and is not experiencing a material level of excess inventory as other industry providers have indicated. Inventory levels appear back to normal or slightly low in our channels.

“Guerrilla RF continues to gain traction in applications that demand high-performance wireless communications.” said Ryan Pratt, CEO and founder of Guerrilla RF. “We are proud to be recognized as a stable supplier to such a demanding industry.”

About Guerrilla RF, Inc.

Founded in 2013, Guerrilla RF, Inc., develops and manufactures high-performance state-of-the-art radiofrequency (RF) and microwave communication solutions for wireless OEMs in multiple high-growth market segments, which include network infrastructure for 5G/4G macro and small cell base stations, SATCOM, cellular repeaters/DAS, automotive telematics, military communications, navigation, and high-fidelity wireless audio. The Company has an extensive portfolio of 100+ high-performance RF and microwave semiconductor devices with 50+ new products in development. As one of the fastest-growing semiconductor firms in the industry, Guerrilla RF drives innovation through its R&D to commercialization initiatives and focuses on product excellence and custom solutions to underserved markets. To date, the Company has shipped over 175 million devices and has repeatedly been included in Inc. Magazine’s annual "Inc. 5000" list. Guerrilla RF has achieved "Inc. 500" list twice. For more information, please visit https://guerrilla-rf.com or follow the Company on Twitter and LinkedIn.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the Company’s control. Actual results may differ materially from those in the forward-looking statements as a result of several factors, including those described in the Company’s filings with the SEC available at www.sec.gov. Forward-looking statements speak only as of the date they are made. The Company undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contact

Sam Funchess, VP of Corporate Development

sfunchess@guerrilla-rf.com

+1 336 510 7840